Exhibit 10.11

First Amendment to the

Employment Agreement
Between Susan B. Kilgannon and URS Corporation

Whereas, Susan B. Kilgannon (the “Employee”) and URS Corporation (the “Company”) entered into an Employment Agreement effective as of May 25, 2006 (the “Employment Agreement”); and

Whereas, the Employee and the Company wish to amend the Employment Agreement to modify certain provisions in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Now Therefore, the Employment Agreement is amended effective as of August 1, 2008, as follows:

A.           Sections 6(a) and 6(a)(i) of the Employment Agreement hereby are amended in their entirety to read as follows:

(a)           Severance Payment and Severance Benefits.  In the event that, during the term of the Employee’s employment under this Agreement, the Company terminates the Employee’s employment for any reason other than Cause or Disability or the Employee voluntarily resigns her employment for Good Reason (as defined below) within one (1) month of the occurrence of the event constituting Good Reason, then:

(i) The Company shall pay a lump sum amount (“Severance Payment”) equal to one hundred percent (100%) of the Employee’s Base Compensation as in effect on the date of employment termination, plus a pro-rata target bonus based on the number of calendar days employed during the year of termination divided by 365.  The Severance Payment shall be paid in a lump sum not more than five (5) business days following the effective date of the Employee’s release as described in Section 7 below; provided, however, that if the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of her separation from service with the Company, the Severance Payment shall be made in a lump sum on the date that is six (6) months and one (1) day following the date of separation, provided that the Employee’s release has become effective in accordance with its terms as described in Section 7.  In addition, at the time of the employment termination, the Company shall pay to the Employee all accrued and unpaid vacation.

B.           Section 6(a)(ii) of the Employment Agreement hereby is amended to add the following two sentences at the end thereof:

The amount of any in-kind benefits provided under this Section 6(a)(ii) with respect to life and disability insurance coverage (or expenses eligible for reimbursement, if applicable) during a calendar year may not affect the in-kind benefits to be provided (or expenses eligible for reimbursement, if applicable), in any other calendar year.  Any and all payments due to the Employee under this Section 6(a)(ii) with respect to life and disability insurance premiums with respect to a given calendar year shall be payable no later than December 31 of the succeeding calendar year.

Except as amended as provided above, the Employment Agreement shall remain in full force and effect.

In Witness Whereof, each of the parties has executed this First Amendment to the Employment Agreement, as of the day and year first above written.

Susan B. Kilgannon

By:	/s/ Susan B. Kilgannon
Susan B. Kilgannon

URS Corporation, a Delaware corporation

By:	/s/ H. Thomas Hicks
Name: H. Thomas Hicks
Title: Chief Financial Officer

99